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                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

                                       of

                            KINNARD INVESTMENTS, INC.

                                       at

                           $7.50 NET PER SHARE IN CASH

                                       by

                              SW ACQUISITION, INC.

                          a wholly-owned subsidiary of

                            STOCKWALK.COM GROUP, INC.


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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON MONDAY, JANUARY 10, 1999, UNLESS THE OFFER IS EXTENDED.
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                                                                December 8, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

         We have been engaged by Stockwalk.com Group, Inc., a Minnesota corporation ("Stockwalk") to act as Dealer Manager in connection with the offer by SW Acquisition, Inc., a Minnesota corporation (the "Purchaser"), to purchase all the outstanding shares of Common Stock, par value $0.02 per share (the "Shares"), of Kinnard Investments, Inc., a Minnesota corporation (the "Company"), at a price of $7.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 8, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.


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         Enclosed herewith for your information and for forwarding to your clients, for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, are copies of the following documents:

              1. Offer to Purchase, dated December 8, 1999.

              2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

              3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis.

              4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

              5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

              6. Return envelope addressed to Firstar Bank Minnesota, N.A., the Depositary.

         The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the Shares owned by Stockwalk and its affiliates, constitutes a majority of all outstanding Shares on a fully-diluted basis on the date of purchase; (2) the Purchaser being satisfied, in its sole discretion, that the Company has taken appropriate measures such that the Offer is approved in accordance with the Minnesota Business Combination Act; (3) the Purchaser being satisfied, in its sole discretion, that the Company has not adopted a shareholder rights plan or other defensive measures or voted to increase the number of outstanding shares of capital stock to more than 5,626,115 shares of common stock; and (4) that the Purchaser has obtained sufficient financing to enable it to consummate the Offer. The Offer is also subject to other terms and conditions contained in the Offer to Purchase. See the Introduction and Sections 1, 14, and 15 of the Offer to Purchase.

         WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JANUARY 10, 2000, UNLESS THE OFFER IS EXTENDED.

         To take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares



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should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

         If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 3, "Procedure for Accepting the Offer and Tendering Shares" in the Offer to Purchase.

         The Purchaser will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         Neither the Purchaser nor Stockwalk will pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager, the Depositary and Beacon Hill Partners, Inc. (the "Information Agent") as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

         Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager (as defined in the Offer to Purchase) at:

     BEACON HILL PARTNERS, INC.                       RJ STEICHEN & CO
          90 Broad Street                            One Financial Plaza
             20th Floor                            120 South Sixth Street
      New York, New York 10004                      Minneapolis, MN 55402
           (212) 843-8500                              (612) 340-6200
           (800) 755-5001                              (800) 328-4836


                                                Very truly yours,

                                                RJ STEICHEN & CO

                                                By  /s/ RJ Steichen & Co
                                                  ------------------------------


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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY
OTHER PERSON THE AGENT OF THE PURCHASER, STOCKWALK, THE DEALER MANAGER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.
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